Exhibit 99.1

South Texas Oil Company
Provides Interim Operations Update

SAN ANTONIO – October 13, 2008 (PR Newswire) – South Texas Oil Company (Nasdaq: STXX) today provided an interim operations update and asset overview. With the appointment of new management in late June 2008, the Company has clearly defined its core operating areas and plans for growing production and reserves.

Overview
South Texas Oil is an independent oil and natural gas exploration and production company with three core operating areas:

•	The Gulf Coast where it operates in Texas state waters in Matagorda Bay
•	South Texas where it operates the Giddings and Big Foot Fields
•	The Rocky Mountains where it focuses in the Denver-Julesburg Basin

As of October 2008, the Company owns or controls approximately 52,637 gross (30,408 net) acres in its core areas which feature a high-working-interest inventory of operated, drillable locations. All references in this press release to owned or controlled leasehold and estimated production are as of October 10, 2008. With the exception of its Rockies leasehold, South Texas Oil operates all of its assets, which facilitates control and flexibility in the timing of development with optimal management of its annual capital expenditure budget. Current daily net production is approximately 260 barrels of oil equivalent (BOE) from 124 producing well bores, 73% of which is oil. In addition, the Company operates another 58 well bores currently shut in that are being evaluated for workover potential in uphole pay.

Since new management joined the Company in June, a thorough geological and geophysical asset review was completed by the South Texas Oil technical team. The review revealed a strong set of opportunities for future growth. During the third quarter, the Company began a re-entry program for new laterals, established a successful recompletion program exploiting behind pipe pay zones and spudded the Matagorda Bay State Track 127-1 well.

Year-to-Date Operations Update

Gulf Coast - Matagorda Bay
The Company controls 5,500 gross (1,100 net) acres in Texas state waters in Matagorda Bay, in which it has at least four exploratory prospects. Early in the third quarter 2008, drilling commenced at the Matagorda Bay State Track 127-1 well, which the Company operates with approximately 20.5% working interest (WI). The 127-1 well, located in bay waters of Calhoun County, Texas, tested the productive potential of several formations at depths of between 8,500 feet and 12,500 feet total measured depth (TMD).

In late August, the 127-1 well reached TMD of 12,464 feet and was successfully cased and cemented. Diagnostic well log analysis indicated multiple gas and condensate pay zones in the Bolmex, Nodosaria-1, Nodosaria-2 formations at depths of 8,500 feet to 11,700 feet. The Company anticipates completing the well in early November, initially in the Nodosario-2 Formation at 11,700 feet. Uphole pay potential exists for the Bolmex and Nodosaria-1 formations. In order to facilitate gas sales for this and future wells, a one-mile pipeline for the 127-1 well has been permitted and will be constructed and connected once the well is completed and tested by year-end 2008.

Upon completion, the drilling rig will move to the Matagorda State Track 150-1 sidetrack development well, which the Company operates with approximately 37.5% WI, that seeks to recapture up-dip proved reserves in the Bolmex Formation. The Company also is evaluating the right to earn an interest in proved developed non producing reserves in an existing well bore 150-2, which is scheduled to be recompleted by year-end 2008.

South Texas - Giddings Field
At the Giddings Field in Bastrop, Brazos, Burleson, Fayette and Lee, Counties, Texas, the Company has an 86% average working interest in 19,664 gross (16,932 net) acres, including 47 producing wells. Current net production from the field is approximately 212 barrels of oil equivalent per day (BOEPD). Phase 1 development is underway with a 10-well program for new laterals, recompletions or possible new drills. Phase 2 has identified 15 well bores for potential activity.

South Texas – Big Foot Field
The Big Foot Field, located in Frio and Atascosa Counties, Texas, has 73 wells cumulatively producing 30 barrels of oil net per day (BOPD). The Company has a 100% working interest in 3,318 acres in the Big Foot Field. South Texas Oil recently completed two re-fracs in two separate wells which previously were completed and producing. These wells were marginal producers pumping from 0.25 to 0.5 BOPD each. After fracture stimulation utilizing modern techniques, one of the wells is pumping at a stabilized rate of 10 BOPD, up from 0.5 BOPD. The other currently is pumping back frac load. The Company’s geological and geophysical staff has initially identified 20 additional wells for potential workover activity. Anticipated success of the Big Foot Field refrac program could increase production considerably and return shut-in wellbores to producing status. Most of the existing wells were drilled on 20-acre spacing. The Company believes that downspacing potential exists for 10-acre well density.

Rockies – DJ Basin
In the Rocky Mountain region, South Texas Oil controls approximately 24,155 gross (9,058 net) predominantly contiguous acres in the DJ Basin in Logan County, Colo., in which it has a non-operated, 37.5% net working interest. Current net production is 18 BOEPD from four producing wells. Evaluation is underway to determine the viability of the Rockies assets for development or for potential divestiture.

Drilling Rigs
STO Drilling Company., a subsidiary of South Texas Oil Company, owns a two-rig fleet. One rig, a Schramm T130XD top-drive, is a 760-horsepower rig that is ideally suited for the depths drilled in the Company’s South Texas plays. The Company intends to drill for its own account with the Schramm rig. The remaining rig, a 350 horsepower Mid-Continent U-34, is being considered for other options, including disposition.

Management Comment
“Our technical review of the existing South Texas assets uncovered some projects that we believe can deliver internal growth,” said Mike Pawelek, Chairman and CEO. “One such program is the workovers in Big Foot Field where we see minimal investment for solid improvements in production. We are eager to complete and test the Matagorda well. If successful, the offset locations could yield lower-risk potential for additional reserves and production. While we continue to evaluate our internal project inventory, our staff is also reviewing additional industry opportunities such as Matagorda so that we can have a robust set of drillable locations for our 2009 program.”

About South Texas Oil Company
San Antonio-based South Texas Oil Company (Nasdaq: STXX) is an independent oil and natural gas exploration and production company with operations in South Texas, the Gulf Coast and the Rockies.  The Company has approximately 30,000 net acres and a high-working-interest inventory of drillable locations within its operating areas.

Forward-Looking Statements
Certain statements made in this press release contain forward-looking statements that involve a number of risks and uncertainties. This forward-looking information is based on certain assumptions, including, among others, presently known physical data concerning size and character of reservoirs and economic recoverability. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, operations involve numerous risks and uncertainties, many of which are beyond South Texas Oil's control, which could result in expectations not being realized or otherwise materially affect the Company’s financial condition, results of operation and cash flows. Additional information regarding these and other risks are contained in South Texas Oil's filings with the Securities and Exchange Commission.